UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Anthem, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANTHEM, INC.

220 Virginia Avenue

Indianapolis, Indiana 46204

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 18, 2022

On April 1, 2022, Anthem, Inc. (“Anthem” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s 2022 Annual Meeting of Shareholders to be held via live audio webcast on Wednesday, May 18, 2022, at 8:30 a.m. Eastern Time (the “Annual Meeting”). The Company is filing this supplement to the Proxy Statement solely to provide additional information on the number of outside public company directorships held by Bahija Jallal, who is standing for re-election to the Company’s Board of Directors at the Annual Meeting.

On May 6, 2022, Guardant Health, Inc. (“Guardant”) announced that Ms. Jallal had notified Guardant of her decision to resign as a director of Guardant, effective as of Guardant’s next Annual Meeting of Stockholders, which will take place on June 15, 2022. Following her departure from the Guardant board of directors, Ms. Jallal will serve on the boards of directors of only two public companies—Anthem and Immunocore Limited, where Ms. Jallal also serves as CEO.

This supplement to the Proxy Statement is being filed with the SEC and made available to the Company’s shareholders on or about May 6, 2022. The Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and related supporting materials, are available at https://ir.antheminc.com/2022-annual-meeting.

Except as supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

We are asking for your support by voting “FOR” the re-election of Ms. Jallal at the Annual Meeting.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 80 of the Proxy Statement for instructions on how to do so.